Exhibit 10.1

DEFINITIVE HEALTHCARE, LLC

January 12, 2024

Robert Musslewhite

[***]

[***]

Re:	Separation Agreement and Release of Claims

Dear Robert:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Definitive Healthcare, LLC (the “Company”) and its parent company Definitive Healthcare Corp., a Delaware corporation (“Parent”) (together with the Company, the “Company Group”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and Parent, and your employment termination date will be January 16, 2024 (the “Separation Date”). As of the Separation Date, you hereby resign from your role or position on the Board of Directors of Parent and any of its direct or indirect subsidiaries and affiliates. The preceding sentence is not contingent or conditioned on the occurrence of any other events and is effective regardless of whether this Agreement becomes effective in accordance with its terms.

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company Group will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you execute and do not revoke this Agreement, the Company Group will provide you with the following Severance Benefits pursuant to the terms of your May 4, 2022 Amended and Restated Employment Agreement (the “Employment Agreement”) and this Agreement:

(a) Salary Continuation. The Company Group will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for twelve (12) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company Group has received the executed Agreement from you on or before that date.

(b) Severance Annual Bonus. The Company Group will pay you, as severance, an amount representing the Annual Bonus (as defined in the Employment Agreement) you would have earned during the twelve month period following the Separation Date at a level equal to the greater of the Annual Bonus for the current year at target or the average of the Annual Bonus paid in the last two calendar years. This payment will be subject to standard payroll deductions and withholdings and will be made within thirty (30) days following the Separation Date, provided the Company Group has received the executed Agreement from you on or before that date.

Robert Musslewhite

January 12, 2024

(c) 2023 Annual Bonus. You remain eligible for a 2023 Annual Bonus, as determined reasonably and in good faith by the Board of Parent. The amount of the 2023 Annual Bonus, if any, will be subject to standard payroll deductions and withholdings, and paid at substantially the same time as 2023 annual bonuses are paid in the ordinary course to actively employed senior executives at the Company, and in no event later than March 15, 2024.

(d) COBRA. If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the state equivalent, the Company Group will pay for the cost of COBRA premiums for you and your eligible dependents (“COBRA Premiums”), if any, until the earlier of (A) twelve (12) months from the date that your coverage as an active employee ends, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any). Notwithstanding the foregoing, if the Company Group determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company Group instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA Premiums.

(e) Equity Acceleration. The Company Group will provide accelerated vesting or continued vesting, as applicable, of your RSU Awards (defined below), according to the terms of Section 5 of this Agreement.

(f) Legal Fees. As an additional severance benefit, even though not required by the Employment Agreement, the Company Group will reimburse you for reasonable legal fees actually incurred by you in connection with the negotiation and review of this Agreement in an amount not to exceed $15,000.

This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Robert Musslewhite

January 12, 2024

4. Benefit Plans.

If you are currently participating in the Company Group’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company Group’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company Group’s health insurance, if you wish.

You may be eligible for unemployment insurance benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company Group, will determine your eligibility for such benefits. Exhibit A provides information concerning how to file for unemployment insurance benefits.

5. Equity-Based Awards. Pursuant to the AIDH Topco, LLC 2019 Equity Incentive Plan (the “2019 Plan”) and the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “2021 Plan”) and the applicable award agreements thereunder (each, an “Award Agreement” and together with the 2019 Plan and the 2021 Plan, as applicable, the “Equity Award Documents”), you were granted Class B Units, which subsequently exchanged into LLC Units, of AIDH Management Holdings, LLC (“LLC Units”) and restricted stock units of Definitive Healthcare Corp. (“RSUs” and collectively with the LLC Units, the “Equity Awards”) as set forth on Schedule I(A) (Time-Based Equity Awards, as defined below), and Schedule I(B) Performance-Based Equity Awards, as defined below) both attached hereto. Under the terms of the Equity Award Documents, vesting of your Equity Awards will cease as of the Separation Date. If you timely return and do not revoke this fully signed Agreement to the Company Group, then (i) each Equity Award that vests based on continued service with the Company Group (the “Time-Based Equity Awards”) will be credited with accelerated vesting as to that portion of each such Equity Award that would otherwise have vested during the fifteen-month period following the Separation Date and (ii) each Equity Award that vests based on the achievement of performance goals other than continued service with the Company Group (the “Performance-Based Equity Awards”) shall remain outstanding and eligible to vest during the twelve-month period following the Separation Date to the extent such performance goals are capable of being achieved during such twelve-month period and if such performance goals are not so achieved within such period, such Performance-Based Equity Awards”) shall be forfeited at the end of such period. Except as provided in this Agreement, all other terms and conditions applicable to your Equity Awards will remain in full force and effect pursuant to the applicable Award Documents; provided however, you acknowledge that this Section 5 sets forth the full agreement between the parties as to the treatment of your Equity Awards as of the Separation Date. You acknowledge that the unvested portion of your Equity Awards (for the avoidance of doubt, after applying any vesting acceleration applicable to your Time-Based Equity Awards and potential vesting continuation applicable to your Performance-Based Equity Awards in accordance with this Section 5) will expire and terminate as of the Separation Date.

Robert Musslewhite

January 12, 2024

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Return of Company Group Property. Within ten (10) days of the Separation Date, you agree to return to the Company Group all Company Group documents (and all copies thereof) and other Company Group property that you have had in your possession at any time, including, but not limited to, Company Group files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof). Please coordinate return of Company Group property with Craig Hazenfield, Chief People Officer.

8. Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employment Agreement and the Award Agreements both (1) not to use or disclose any confidential or proprietary information of the Company Group and (2) to refrain from certain customer and employee solicitation activities. A copy of your Employment Agreement is attached hereto as Exhibit B. Notwithstanding the foregoing, the Company Group hereby provides a limited waiver of the employee non-solicitation provision of Section 6(b) of your Employment Agreement as it relates to solicitation of one individual, your Executive Assistant, with whom you represent that you worked prior to your employment with the Company Group. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Craig Hazenfield, Chief People Officer immediately to assess your compliance. As you know, the Company Group will enforce its contract rights relating to the protection of its confidential or proprietary information and the non-solicitation of its customers and employees. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

9. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company Group, and their respective parents and subsidiaries, and their respective officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers

Robert Musslewhite

January 12, 2024

and affiliates (the “Company Group Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company Group or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company Group, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Group Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•

has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain

Robert Musslewhite

January 12, 2024

circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•

has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, you do not waive or release (1) rights or Claims that may arise from events that occur after the date this waiver is executed, (2) your right to enforce this Agreement and (3) any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company Group or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company Group, including under the terms of that certain Indemnification Agreement dated September 17, 2021. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Nothing in this Agreement: (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). You further understand this Agreement is not intended to and does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the

Robert Musslewhite

January 12, 2024

fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Group Parties is a party. This Agreement does not abrogate your existing rights under the terms of any Company Group benefit plan or any plan or agreement related to equity ownership in the Company Group, as modified by this Agreement; however, to the extent not in conflict with the preceding portion of this sentence, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. For avoidance of doubt, your existing rights as to equity ownership are as set forth in Section 5 above and Schedule I.

10. Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Group Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You agree that you will not voluntarily (except in response to legal compulsion or as permitted in Section 9 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Group Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Group Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

Robert Musslewhite

January 12, 2024

11. No Admission. This Agreement does not constitute an admission by the Company Group of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

12. Breach. You agree that upon any breach of this Agreement that causes material harm to the business of the Company Group, you will forfeit all amounts paid or owing to you under Sections 3 and 5 of this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Section 8 of this Agreement and further agree that any threatened or actual violation or breach of Section 8 of this Agreement will constitute immediate and irreparable injury to the Company Group. You therefore agree that for purposes of the availability of equitable remedies to the Company Group in the event of a breach, any such breach of Section 8 of this Agreement shall be deemed to be a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company Group upon your breach of this Agreement, the Company Group shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company Group is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company Group in enforcing the terms of this Agreement.

13. Miscellaneous. This Agreement, including any exhibits and the Award Agreements, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company Group with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officers of both the Company and Parent. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company Group, and inure to the benefit of both you and the Company Group, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

Robert Musslewhite

January 12, 2024

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.

We wish you good luck in your future endeavors.

Sincerely,

DEFINITIVE HEALTHCARE, LLC

By:	/s/ Matt Ruderman
Matt Ruderman
Chief Legal Officer

DEFINITIVE HEALTHCARE CORP.

By:	/s/ Jason Krantz
Jason Krantz
Executive Chairman

AGREED TO AND ACCEPTED:

/s/ Robert Musslewhite
Robert Musslewhite

Exhibit A – How to File for Unemployment Insurance Benefits (Form 0590A)

Exhibit B – Employment Agreement

Schedule I (A) - Time-Based Equity Awards

Schedule I(B) - Performance-Based Equity Awards

CONSIDERATION PERIOD

I, Robert Musslewhite, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on January 12, 2024. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

AGREED:

/s/ Robert Musslewhite
Signature

January 15, 2024
Date

EXHIBIT A

How to File for Unemployment Insurance Benefits (Form 0590A)

EXHIBIT B

Employment Agreement

SCHEDULE I(A)

Time-Based Equity Awards

Grant Date	Award Type	Total Grant	Unvested as of Separation Date	Eligible for Vesting Acceleration (12-months)	Extra Quarter Vesting Acceleration (3-months)	Total Eligible for Vesting Acceleration (15-months)
6/25/2021	MIUs[a] (time-based)	145,263	71,700	36,781	0	36,781
10/7/2021	RSUs (time-based)	433,550	189,679	108,388	27,097	135,485
10/7/2021	RSUs (time-based)	216,450	54,113	54,113	0	54,113
5/4/2022	RSUs (time-based)	333,322	186,660	93,330	23,333	116,663
5/4/2022	RSUs (time-based)	83,333	52,084	20,834	5,208	26,042
2/16/2023	RSUs (time-based)	368,422	368,422	161,184	23,026	184,210

[a]

Originally granted as Class B Units of AIDH Management Holdings, LLC under the AIDH Topco, LLC 2019 Equity Incentive Plan and subsequently exchanged into LLC units of AIDH Management Holdings, LLC. Once vested, such units may be exchanged for LLC units of AIDH Topco, LLC on a one-for-one basis, which are then exchangeable into shares of Class A common stock of Definitive Healthcare Corp. on a one-for-one basis. All LLC units remain at all times subject to the applicable operating agreements of the foregoing entities.

SCHEDULE I(B)

Performance-Based Equity Awards

Grant Date	Award Type	Total Grant	Unvested as of Separation Date	Eligible for Vesting Continuation (12-months)		Extra Quarter Vesting Continuation (3-months)		Total Eligible for Vesting Continuation (15-months)
5/4/2022	RSUs (performance-based)	125,000	125,000	125,000	[a]	0		125,000	[a]
2/16/2023	RSUs (performance-based)	198,381	198,381	66,127	a,[b]	66,127	[a,b]	132,254	[a,b]

[a]

Pursuant to the Employment Agreement, this award will remain outstanding and eligible to vest in accordance with its terms for 12 months following the Separation Date, and if the applicable performance goals are not so achieved within such period, such award will be forfeited at the end of such period.

[b]

If any of these units become “Earned PSUs” (as defined in the applicable award agreement), which are then subject to time-based vesting, the 15-month acceleration (measured from the Separation Date) will apply to this award. As a result, in addition to any Earned PSUs that vest at the time that such units become Earned PSUs, any Earned PSUs that would have otherwise vested on February 1, 2025 under the award will immediately vest upon becoming Earned PSUs.